ADVISORONE FUNDS



                       CODE OF ETHICS FOR SENIOR OFFICERS


PREAMBLE

                  Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for senior financial officers. The U.S. Securities and Exchange Commission (the "SEC") has adopted rules requiring annual disclosure of an investment company's code of ethics applicable to the company's principal executive as well as principal financial officers, if such a code has been adopted. In response, AdvisorOne Funds (the "Trust") has adopted this Code of Ethics (the "Code").

STATEMENT OF POLICY

                  It is the obligation of the senior officers of the Trust to provide full, fair, timely and comprehensible disclosure--financial and otherwise--to Trust shareholders, regulatory authorities and the general public. In fulfilling that obligation, senior officers must act ethically, honestly and diligently. This Code is intended to enunciate guidelines to be followed by persons who serve the Trust in senior officer positions. No Code of Ethics can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information Trust shareholders have a right to expect.

                  The purpose of this Code of Ethics is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Trust, to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Trust and its adviser has adopted or may adopt in the future with which Trust officers are also required to comply (e.g., code of ethics relating to personal trading and conduct).

COVERED PERSONS

                  This Code of Ethics applies to those persons appointed by the Trust's Board of Trustees as Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer, or persons performing similar functions.

PROMOTION OF HONEST AND ETHICAL CONDUCT

                  In serving as an officer of the Trust, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his colleagues who provide services to the Trust, whether directly or indirectly, to do the same.

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                  Each Covered Person understands that as an officer of the
Trust, he has a duty to act in the best interests of the Trust and its shareholders. The interests of the Covered Person's personal interests should not be allowed to compromise the Covered Person from fulfilling his duties as an officer of the Trust.

                  If a Covered Person believes that his personal interests are likely to materially compromise his objectivity or his ability to perform the duties of his role as an officer of the Trust, he should consult with the Trust's chief legal officer or outside counsel. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Trustees of the Trust or a committee thereof.

                  No Covered Person shall suggest that any person providing, or soliciting to be retained to provide, services to a Trust give a gift or an economic benefit of any kind to him in connection with the person's retention or the provision of services.

PROMOTION OF FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

                  No Covered Person shall create or further the creation of false or misleading information in any SEC filing or report to Trust shareholders. No Covered Person shall conceal or fail to disclose information within the Covered Person's possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to Trust counsel, who shall advise such Covered Person whether corrective action is necessary or appropriate.

                  Each Covered Person, consistent with his responsibilities, shall exercise appropriate supervision over, and shall assist, Trust service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his best efforts within his area of expertise to assure that Trust reports reveal, rather than conceal, the Trust's financial condition.

                  Each Covered Person shall seek to obtain additional resources if he believes that available resources are inadequate to enable the Trust to provide full, fair and accurate financial information and other disclosure to regulators and Trust shareholders.

                  Each Covered Person shall inquire of other Trust officers and service providers, as appropriate, to assure that information provided is accurate and complete and presented in an understandable format using comprehensible language.

                  Each Covered Person shall diligently perform his services to the Trust, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

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PROMOTION OF COMPLIANCE WITH APPLICABLE GOVERNMENT LAWS, RULES AND REGULATIONS

                  Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Trust and its operations and shall act with competence and due care in serving as an officer of the Trust. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.

                  Each Covered Person shall devote sufficient time to fulfilling his responsibilities to the Trust.

                  Each Covered Person shall cooperate with the Trust's independent auditors, regulatory agencies and internal auditors in their review or inspection of the Trust and its operations.

                  No Covered Person shall knowingly violate any law or regulation relating to the Trust or their operations or seek to illegally circumvent any such law or regulation.

                  No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit or misrepresentation involving the Trust or its operations.

PROMOTING PROMPT INTERNAL REPORTING OF VIOLATIONS

                  Each Covered Person shall promptly report his own violations of this Code and violations by other Covered Persons of which he is aware to the Chairman of the Trust's Audit Committee.

                  Any requests for a waiver from or an amendment to this Code shall be made to the Chairman of the Trust's Audit Committee. All waivers and amendments shall be disclosed as required by law.

SANCTIONS

                  Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation. Such sanctions may include censure, suspension or termination of position as an officer of the Trust. Sanctions shall be imposed by the Trust's Audit Committee, subject to review by the entire Board of Trustees of the Trust.

                  Each Covered Person shall be required to certify annually whether he has complied with this Code.

NO RIGHTS CREATED

                  This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Trust's senior officers in the conduct of the Trust's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

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RECORDKEEPING

                  The Trust will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board (1) that provided the basis for any amendment or waiver to this Code and (2) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

AMENDMENTS

                  The Trustees will make and approve such changes to this Code of Ethics as they deem necessary or appropriate to effectuate the purposes of this Code.


Dated: June 23, 2003




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                       CODE OF ETHICS FOR SENIOR OFFICERS





I HEREBY CERTIFY THAT:



     (1) I have read and I understand the Code of Ethics for Senior Officers adopted by the AdvisorOne Funds (the "Code of Ethics");

     (2)  I recognize that I am subject to the Code of Ethics;

     (3) I have complied with the requirements of the Code of Ethics during the calendar year ending December 31, _______; and

     (4) I have reported all violations of the Code of Ethics required to be reported pursuant to the requirements of the Code during the calendar year ending December 31, _____.

          Set forth below exceptions to items (3) and (4), if any:


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Name:_________________

Date:  _________________



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